UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)



                               Lennar Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 Class B Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    526057302
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 21, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)

CUSIP No.    526057302
----------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Castine Capital Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [_]
                                                                      (b) [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          2,100,000

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          2,100,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,100,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.71%

12.  TYPE OF REPORTING PERSON

          CO

CUSIP No.    526057302
----------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Paul Magidson

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [_]
                                                                      (b) [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

          2,100,000

7.   SOLE DISPOSITIVE POWER

          0

8.   SHARED DISPOSITIVE POWER

          2,100,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,100,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES
                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.71%

12.  TYPE OF REPORTING PERSON

          IN

CUSIP No.    526057302
----------------------


Item 1(a).  Name of Issuer:

                 Lennar Corporation
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                 700 Northwest 107th Avenue
                 Miami, FL 33172
                 United States of America
            --------------------------------------------------------------------


Item 2(a).  Name of Persons Filing:

                 Castine Capital Management, LLC
                 Paul Magidson
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                 Castine Capital Management, LLC
                 One International Place, Suite 2401
                 Boston, MA 02110
                 United States of America

                 Paul Magidson
                 c/o Castine Capital Management, LLC
                 One International Place, Suite 2401
                 Boston, MA 02110
                 United States of America
            -------------------------------------------------------------------

Item 2(c).  Citizenship:

                 Castine Capital Management, LLC - Delaware
                 Paul Magidson - United States
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                 Class B Common Stock, par value $0.10 per share
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

                 526057302
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a) [_]    Broker or dealer registered under Section 15 of the Exchange
                 Act.

      (b) [_]    Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

      (e) [_]    An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j) [_]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
            --------------------------------------------------------------------


Item 4.     Ownership.

                 Provide the  following  information  regarding  the  aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

                 Castine Capital Management, LLC: 2,100,000 shares
                 Paul Magidson: 2,100,000 shares
            --------------------------------------------------------------------

      (b)   Percent of class:

                 Castine Capital Management, LLC: 6.71%
                 Paul Magidson: 6.71%
            --------------------------------------------------------------------

     (c)    Number of shares as to which Castine Capital Management, LLC has:

         (i)     Sole power to vote or to direct the vote                  0
                                                                  -----------,

         (ii)    Shared power to vote or to direct the vote        2,100,000
                                                                  -----------,

         (iii)   Sole power to dispose or to direct the
                 disposition of                                            0
                                                                  -----------,

         (iv)    Shared power to dispose or to direct the
                 disposition of                                    2,100,000
                                                                  -----------.

            Number of shares as to which Paul Magidson has:

         (i)     Sole power to vote or to direct the vote                  0
                                                                  -----------,

         (ii)    Shared power to vote or to direct the vote        2,100,000
                                                                  -----------,

         (iii)   Sole power to dispose or to direct the
                 disposition of                                            0
                                                                  -----------,

         (iv)    Shared power to dispose or to direct the
                 disposition of                                    2,100,000
                                                                  -----------.

Item 5.     Ownership of Five Percent or Less of a Class.

                 If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [_].

                 N/A
            --------------------------------------------------------------------

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

                  If any other  person is known to have the right to  receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

                 N/A
            --------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                 If a parent  holding  company or control person has filed this
            Schedule,  pursuant to Rule  13d-1(b)(1)(ii)(G),  so indicate  under
            Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this Schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

                 N/A
            --------------------------------------------------------------------


Item 8.     Identification  and  Classification  of Members of the Group.

                 If   a   group   has   filed   this   Schedule   pursuant   to
            ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this Schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                 N/A
         -----------------------------------------------------------------------


Item 9.     Notice of Dissolution of Group.

                 Notice  of  dissolution  of a  group  may be  furnished  as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                 N/A
          ----------------------------------------------------------------------


Item 10.    Certifications.

                 Certification  for  Rule  13d-1(c):   By  signing  below  each
            Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                December 1, 2008
                                        -----------------------------------
                                                     (Date)


                                        Castine Capital Management, LLC (1)

                                        By:  /s/ Paul Magidson
                                        -----------------------------------
                                          Name:  Paul Magidson
                                         Title:  Managing Member


                                        By:  /s/ Paul Magidson (1)
                                        -----------------------------------
                                          Name:  Paul Magidson



(1) These Reporting Persons disclaim beneficial ownership except to the extent of their pecuniary interest therein.

                                                                       Exhibit A


                                    AGREEMENT


The undersigned agree that this Schedule 13G dated December 1, 2008 relating to the Class B Common Stock, par value $0.10 per share, of Lennar Corporation shall be filed on behalf of the undersigned.


                                        Castine Capital Management, LLC

                                        By:  /s/ Paul Magidson
                                        -----------------------------------
                                          Name:  Paul Magidson
                                         Title:  Managing Member


                                        By:  /s/ Paul Magidson
                                        -----------------------------------
                                          Name:  Paul Magidson





SK 21745 0002 942965